                           SIERRA PACIFIC RESOURCES
                      RATIOS OF EARNINGS TO FIXED CHARGES

Exhibit 12(A)

                                                                               Year Ended December 31,
                                                       --------------------------------------------------------------------
      Amount in 000's                                       2000          1999          1998          1997          1996
EARNINGS AS DEFINED:
   (Loss) Income From Continuing Operations
      After Interest Charges                            $ (27,001)      $ 67,152      $ 94,686      $ 90,472      $ 78,868
   Income Taxes                                           (28,936)        26,570        45,471        45,225        42,884
                                                       --------------------------------------------------------------------
   (Loss) Income From Continuing Operations
      before Income Taxes                                 (55,937)        93,722       140,157       135,697       121,752

   Fixed Charges                                          210,368        133,515        81,238        63,139        52,227
   Capitalized Interest                                   (10,634)        (8,000)       (6,080)       (2,579)         (890)
   Preference Security Dividend Requirements
      of Consolidated Subsidiaries                        (24,297)       (20,127)      (11,013)       (7,256)           -
                                                       --------------------------------------------------------------------
      Total                                             $ 119,500       $199,110      $204,302      $189,001      $173,089
                                                       ====================================================================

FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized(1)                 $186,071        $113,388      $ 70,225      $ 55,883      $ 52,227
   Preference Security Dividend Requirements
      of Consolidated Subsidiaries                        24,297          20,127        11,013         7,256             -
                                                       --------------------------------------------------------------------
      Total                                             $210,368        $133,515      $ 81,238      $ 63,139      $ 52,227
                                                       ====================================================================

RATIO OF EARNINGS TO FIXED CHARGES                          0.57            1.49          2.51          2.99          3.31

   DEFICIENCY                                           $ 90,868        $      -      $      -      $      -      $      -

(1) Included amortization of premiums, discounts and capitalized debt expenses and interest components of rent expense.